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EXHIBIT 16.1

[LETTERHEAD OF KPMG LLP]

April 7, 2003

Securities and Exchange Commission
Washington, D.C. 30549

Ladies and Gentlemen:

        We were previously principal accountants for SkyWest, Inc. (SkyWest) and under the date of March 27, 2003, we reported on the consolidated financial statements of SkyWest as of and for the years ended December 31, 2002 and 2001. On March 31, 2003, our appointment as principal accountants was terminated. We have read SkyWest's statements included under Item 4 of its Form 8-K dated April 7, 2003, and we agree with such statements, except that:

        1.    We are not in a position to agree or disagree with SkyWest's statement that the Registrant's Audit Committee of the Board of Directors approved the change in accountants or the selection of Ernst & Young LLP to be SkyWest's new independent auditors.

        2.    We are not in a position to agree or disagree with SkyWest's statement that during the two most recent fiscal years ended December 31, 2002 and 2001, and the subsequent interim period through the date of this report, the Registrant did not consult with Ernst & Young LLP regarding any matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP

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  EXHIBIT 16.1